Exhibit 99.1
Luxfer Declares Quarterly Dividend
MANCHESTER, England--(BUSINESS WIRE)--Luxfer Holdings PLC (NYSE:LXFR), a global materials technology company (the “Company”), today announced that its Board of Directors declared an interim dividend of 12.5 cents per ordinary share.
The dividend will be payable on February 6, 2019, to shareholders of record at close of business on January 18, 2019.
Payment of dividends: All holders of NYSE-listed ordinary shares will be paid in U.S. dollars through the Company’s dividend disbursing agent.
For holders of ordinary shares not directly listed on the NYSE, the dividend will be paid directly by the Company. Payment will be made in U.S. dollars, but holders of ordinary shares can elect to receive their dividend payment in respect of those ordinary shares in pounds sterling. If a holder of ordinary shares has previously requested and received a dividend payment in pounds sterling, they will receive this dividend payable on February 6, 2019, in pounds sterling unless an election in writing to change the currency of payment is received by the Company Secretary by January 17, 2019. Holders of ordinary shares electing to receive their dividend in pounds sterling will have the U.S. dollar amount converted to pounds sterling at the spot rate reported in the Financial Times for the record date.
About Luxfer Holdings PLC (“Luxfer”)
Luxfer is a global manufacturer of highly-engineered advanced materials, which focuses on value creation by using its broad array of technical knowhow and proprietary technologies. Luxfer’s high-performance materials, components, and high-pressure gas containment devices are used in defense and emergency response, healthcare, transportation, and general industrial settings. For more information, visit www.luxfer.com.
Luxfer is listed on the New York Stock Exchange and its ordinary shares trade under the symbol LXFR.
Contacts
Luxfer Holdings, PLC
Douglas A. Fox - Director, Investor Relations
Cassandra Stanford - Communications Specialist
+1 951-341-2375
Investor.relations@luxfer.com